EXHIBIT 23.1
CONSENT OF INDEPENDENT PETROLEUM ENGINEER
     As independent petroleum engineers, we hereby consent to the use of our name and the reference to our report dated February 21, 2011 regarding PostRock Energy Corporation’s Reserves and Future Net Revenues as of December 31, 2010, in this Annual Report on Form 10-K for the year ended December 31, 2010 by PostRock Energy Corporation, and the incorporation by reference of such report in the Registration Statement on Form S-8 (File No. 333-165260) previously filed by PostRock Energy Corporation.
/s/ Cawley, Gillespie & Associates, Inc.
Cawley, Gillespie & Associates, Inc.
Petroleum Engineers
Ft. Worth, Texas
March 3, 2011